EXHIBIT 5.1
June 24, 2009
Monroe Bancorp
210 East Kirkwood Avenue
P.O. Box 2329
Bloomington IN 47408
Ladies and Gentlemen:
     We have acted as counsel to Monroe Bancorp, an Indiana corporation (the “Corporation”), in connection with the preparation and filing of a registration statement on Form S-1 (the “Registration Statement”) providing for the registration of up to $12,000,000 in aggregate principal amount of the Corporation’s ___% redeemable subordinated debentures due 2019 at a price of 100% of principal amount (the “Debentures”) under the Securities Act of 1933, as amended (the “Act”). The Debentures will be issued pursuant to an indenture by and between the Company and Wells Fargo Bank, National Association, as Trustee (the “Indenture”).  Unless otherwise defined herein, capitalized terms used herein shall have the meaning assigned to them in the Registration Statement.
     We have examined: (i) the Registration Statement, including the prospectus and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (ii) a copy of the form of Indenture, (iii) a copy of the form of debenture which is attached as Exhibit A to the Indenture; (iv) the Corporation’s articles of incorporation and by-laws, each as amended to the date hereof; (v) corporate proceedings of the Corporation relating to the Registration Statement and the transactions contemplated thereby; and (vi) such other agreements, proceedings, documents and records and such matters of law as we have deemed necessary or appropriate to enable us to render this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Corporation. In rendering this opinion, we have assumed the genuineness of signatures, the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies.
      Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that when the Registration Statement becomes effective under the Act, and the Debentures have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, the Debentures will constitute valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms.
     Insofar as the opinions expressed above relate to the validity, binding effect or enforceability of any agreement or obligation of the Corporation, such opinions are subject to applicable bankruptcy, reorganization, insolvency, receivership, conservatorship, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that

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Monroe Bancorp
June 24, 2009

may limit the right to specific enforcement of remedies and to the application of principles of public policy.
       We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference made to us in the Registration Statement, in the Prospectus and any Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are “experts” within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Krieg DeVault llp